Exhibit 99.1

Tandy Brands Accessories, Inc.	Investor Relations
J.S.B. Jenkins	Beacon Street Group, LLC
Chairman	Kenneth E. Pieper
817-548-0090	972-618-6924
britt_jenkins@tandybrands.com	kpieper@beaconstreetgroup.com

Tandy Brands Announces Results of Annual Meeting of Stockholders

— CEO McGeachy appointed to Board of Directors —

Arlington, TX (October 31, 2008) – Tandy Brands Accessories, Inc. (NASDAQ GM: TBAC) announced the results of its Annual Meeting of Stockholders held on October 30, 2008.

Based on preliminary voting results, the stockholders of the company re-elected J.S.B. Jenkins and George Lake to the company’s board of directors. Also, the stockholders voted to ratify the appointment of Ernst & Young as the company’s independent auditor for fiscal 2009.

Following the annual meeting, the board of directors voted to expand the size of the board by one position and appointed N. Roderick McGeachy, III, the company’s new chief executive officer and president, as a member of the board.

About Tandy Brands Accessories, Inc.
Tandy Brands Accessories, Inc. designs and markets fashion accessories for men, women and children. Key product categories include belts, wallets, suspenders, gifts, and sporting goods. Merchandise is sold under various national brand names as well as private labels to all major levels of retail distribution, including the e-commerce web sites for Rolfs® at www.rolfs.net and Sport Beads at www.sport-beads.com.

Safe Harbor Language
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the industry in general and in the company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general and in the company’s specific market area. Those and other risks are more fully described in the company’s filings with the Securities and Exchange Commission.